Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES PRICING OF

TENDER OFFER AND CONSENT SOLICITATION FOR 7.25% SENIOR

SUBORDINATED NOTES DUE 2011 OF AMERICAN TOWERS, INC.

Boston, Massachusetts – May 3, 2007 – American Tower Corporation (NYSE: AMT) announced today that its wholly owned subsidiary, American Towers, Inc. (the “Company”), has priced its cash tender offer for any and all of its outstanding $325,075,000 aggregate principal amount of 7.25% Senior Subordinated Notes due 2011 (the “Notes”) and related consent solicitation.

The total consideration for each $1,000 principal amount of the Notes tendered prior to 5:00 p.m., New York City time, on May 4, 2007 (the “Consent Date”) is $1,044.56, plus accrued and unpaid interest up to, but not including, the applicable payment date. The total consideration includes a consent payment that is equal to $30.00 per $1,000 principal amount of Notes. Holders of Notes tendered after the Consent Date will not receive the consent payment.

As of 5:00 p.m., New York City time, on May 2, 2007, the Company had received tenders and consents for 25.5% of the principal amount of Notes outstanding. The tender offer will expire at midnight, New York City time, on May 18, 2007 (the “Expiration Date”), unless extended or earlier terminated by the Company. The Company reserves the right to terminate, withdraw or amend the tender offer and consent solicitation at any time subject to applicable law.

The Company has reserved the right to accept for purchase at any time following the Consent Date but prior to the Expiration Date (the “Early Acceptance Time”) all Notes then validly tendered. If the Company elects to exercise this option, it will pay for such Notes on a date (the “Early Payment Date”) promptly following the Early Acceptance Time.

Subject to its right to exercise this early acceptance option, the Company currently expects to accept for purchase, and pay the total consideration (as to all Notes tendered prior to the Consent Date) and the tender offer consideration (which is the total consideration less the cash consent payment, as to all Notes tendered after the Consent Date) with respect to, all validly tendered Notes on a date promptly following the Expiration Date.

The complete terms and conditions of the tender offer and the consent solicitation are set forth in the tender offer documents, which have been sent to holders of Notes.

The Company has retained Credit Suisse to act as Dealer Manager in connection with the tender offer and consent solicitation. Questions about the tender offer and consent solicitation may be directed to Credit Suisse at 212-325-7596 (collect). Copies of the tender offer documents and other related documents may be obtained from D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation, at 800-967-7921 (toll free) or 212-269-5550 (collect).

The tender offer and consent solicitation is being made solely by means of the tender offer documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of the Company. It also is not a solicitation of consents to the proposed amendments to the indenture. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consent.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 22,000 sites in the United States, Mexico and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” concerning the tender offer that are based on management’s current expectations and assumptions and that are not based on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations regarding the Notes to be tendered in the tender offer, the amounts to be paid to holders of the Notes in the tender offer and the conditions to the tender offer, including with respect to receipt of sufficient consents and the consummation of a new debt financing by the trust formed by an affiliate of the Company. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties regarding the amount of Notes actually surrendered in the tender offer, the timing of the repurchase of Notes surrendered in the tender offer and the satisfaction of the conditions to the tender offer. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of the American Tower Corporation Form 10-K for the year ended December 31, 2006 under the caption “Risk Factors.” We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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